                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-37924

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 26, 2000)

                                  L50,000,000

                                     [LOGO]

                              THE AES CORPORATION

                          8.375% SENIOR NOTES DUE 2011

    The Senior Notes will bear interest at the rate of 8.375% per year from February 22, 2001. Interest on the Senior Notes is payable on March 1 and September 1 of each year, beginning on September 1, 2001. The Senior Notes will mature on March 1, 2011. The AES Corporation may redeem some or all of the Senior Notes at any time. The redemption prices are discussed under the caption "Description of Notes--Optional Redemption."

    The L50,000,000 of Senior Notes offered hereby are the same series of Senior Notes as the L85,000,000 aggregate principal amount of Senior Notes issued on February 22, 2001 pursuant to the same indenture.

    The Senior Notes will be unsecured senior obligations of The AES Corporation and will rank equally with all of The AES Corporation's other unsecured senior indebtedness.

    We have applied to list the Senior Notes on the Luxembourg Stock Exchange in accordance with the rules thereof.

INVESTING IN THE SENIOR NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              PER SENIOR NOTE      TOTAL
Public Offering Price.......................................      100.000%       L50,000,000
Underwriting Discount.......................................         1.50%          L750,000
Proceeds to AES (before expenses)...........................        98.50%       L49,250,000

    Investors will pay the public offering price per Senior Note plus accrued interest from February 22, 2001 to the date of delivery.

    The underwriters are offering the Senior Notes subject to various conditions. The underwriters expect to deliver the Senior Notes in book-entry form only through Clearstream Banking, societe anonyme, or the Euroclear System, as the case may be, on or about May 2, 2001.

                         SCHRODER SALOMON SMITH BARNEY

April 27, 2001

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the dates thereof.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
        PROSPECTUS SUPPLEMENT
Special Note on Forward-Looking
  Statements..........................     S-4
Offering Summary......................     S-5
The Company...........................     S-7
Recent Developments...................     S-8
Use of Proceeds.......................     S-8
Description of Notes..................     S-9
Certain U.S. Federal Income Tax
  Considerations......................    S-18
General Listing Information...........    S-21
Underwriting..........................    S-22
Legal Matters.........................    S-23
Experts...............................    S-23

                                          PAGE
                                        --------

              PROSPECTUS
About This Prospectus.................       2
Risk Factors..........................       3
Where You Can Find More Information...      10
Incorporation of Documents by
  Reference...........................      10
Special Note on Forward-Looking
  Statements..........................      11
Use of Proceeds.......................      11
Ratio of Earnings to Fixed Charges....      12
The Company...........................      12
Description of Capital Stock..........      12
Description of Debt Securities........      18
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................      28
Description of Securities Warrants....      29
Plan of Distribution..................      30
Legal Matters.........................      31
Experts...............................      31

                            ------------------------

    In connection with the issue of the Senior Notes, Salomon Brothers International Limited may over-allot or effect transactions which stabilize or maintain the market price of the Senior Notes at a level which might not otherwise prevail. Such stabilizing, if commenced, may be discontinued at any time and shall be conducted in accordance with all applicable laws and rules.
                            ------------------------

    Schroder is a trademark of Schroders Holdings plc and is used under license by Salomon Brothers International Limited.
                            ------------------------

    We have not authorized the Senior Notes to be offered to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995, as amended, and none of this prospectus supplement, the accompanying prospectus or any other document issued in connection with this offering, may be passed on to any person in the United Kingdom, unless that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise be issued or passed on. All applicable provisions of the Financial Services Act 1986, as amended, must be complied with in respect of anything done in relation to the Senior Notes in, from, or otherwise involving the United Kingdom.
                            ------------------------

    The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.
                            ------------------------

    Unless otherwise specified or the context otherwise requires, references in this prospectus supplement to "L" and "pounds sterling" are to lawful money of the United Kingdom and "$" and "U.S. dollars" are to lawful money of the United States of America. Except as otherwise stated herein, conversions of non-U.S. dollar currencies for the Senior Notes to U.S. dollars have been calculated using the noon buying rate in New York, New York on April 27, 2001 for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York was L1.00 = $1.44. These translations should not be construed as representations that the non-U.S. dollar currency amount actually represents such U.S. dollar amount or could be converted into U.S. dollar at such rate or at any other rates.

    Having made all reasonable inquiries, we confirm that this prospectus supplement and the accompanying prospectus contain all information with respect to our company and the Senior Notes which is material in the context of the issue and offering of the Senior Notes, that the information contained herein is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and have been reached after considering all relevant circumstances and are based on reasonable assumptions, that there are not other facts the omission of which would, in the context of the issue and offering of the Senior Notes, make this prospectus supplement and the accompanying prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading in any material respect, that all reasonable inquiries have been made by us to verify the accuracy of such information and that this prospectus supplement and the accompanying prospectus do not contain an untrue statement of material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. We accept responsibility accordingly.
                            ------------------------

    This prospectus supplement and the accompanying prospectus refer to documents incorporated by reference. For this prospectus supplement and the accompanying prospectus used for purposes of listing with the Luxembourg Stock Exchange, incorporation by reference will not be applicable and those documents otherwise incorporated by reference as of the date hereof will be attached to this prospectus supplement and the accompanying prospectus.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions related to AES, including, those set forth under the caption "Risk Factors" in the accompanying prospectus and those set forth under the caption "Cautionary Statements and Risk Factors" in our annual report on Form 10-K which is incorporated by reference herein.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur.

                                OFFERING SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED ENTIRELY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

SENIOR NOTES OFFERED........................             We are offering L50,000,000 aggregate
                                                         principal amount of our 8.375% Senior Notes
                                                         due March 1, 2011. Interest on the Senior
                                                         Notes will be payable semiannually on
                                                         March 1 and September 1, commencing on
                                                         September 1, 2001. Interest will accrue
                                                         from February 22, 2001.

RECORD DATE.................................             The regular record date for each interest
                                                         payment date will be the close of business
                                                         on the 15th day of the month preceding such
                                                         interest payment date.

RANKING.....................................             The Senior Notes will be our direct,
                                                         unsecured and unsubordinated obligations,
                                                         ranking equal in right of payment with all
                                                         of our other unsecured and unsubordinated
                                                         obligations. The indenture and the
                                                         supplemental indenture under which the
                                                         Senior Notes will be issued contain no
                                                         restrictions on the amount of additional
                                                         indebtedness we may incur.

OPTIONAL REDEMPTION.........................             We may redeem some or all of the Senior
                                                         Notes at any time at par plus a Make-Whole
                                                         Amount (as defined). See "Description of
                                                         Notes--Optional Redemption."

COVENANTS...................................             We have agreed to certain restrictions on
                                                         incurring secured debt and entering into
                                                         sale and leaseback transactions. See
                                                         "Description of Notes--Certain Covenants of
                                                         AES."

LISTING.....................................             We have applied to list the Senior Notes on
                                                         the Luxembourg Stock Exchange.

FORM OF SENIOR NOTES........................             The Senior Notes will be in fully registered
                                                         form. One or more global notes registered in
                                                         the name of a common depositary for
                                                         Clearstream Banking, societe anonyme
                                                         ("Clearstream"), and Euroclear Bank
                                                         S.A./N.V, as operator of the Euroclear
                                                         System ("Euroclear"), will be delivered to
                                                         the common depositary. Investors may elect
                                                         to hold book-entry interests in the global
                                                         note through organizations that participate,
                                                         directly or indirectly, in Clearstream or
                                                         Euroclear.

                                                         Except in limited circumstances, investors
                                                         will not be entitled to have Senior Notes
                                                         registered in their names and will not
                                                         receive or be entitled to receive Senior
                                                         Notes in definitive form.

                                                         Senior Notes will be sold in minimum
                                                         denominations of L1,000 and integral
                                                         multiples of L1,000.

SETTLEMENT AND PAYMENT......................             Initial purchasers are required to make
                                                         payment in pounds sterling. Initial
                                                         settlement for the Senior Notes will be made
                                                         in immediately available funds. Principal of
                                                         and interest on the Senior Notes are payable
                                                         in pounds sterling.

USE OF PROCEEDS.............................             We intend to use the net proceeds of this
                                                         offering of Senior Notes (1) to fund all or
                                                         a portion of the purchase price of Thermo
                                                         Ecotek Corporation and (2) for general
                                                         corporate purposes. See "Use of Proceeds"
                                                         and "Underwriting."

                                  THE COMPANY

    We are a global power company incorporated in Delaware on January 28, 1981. We are committed to serving the world's need for electricity and other services in a socially responsible way.

    We have been successful in growing our business and serving additional customers by, in part, participating in competitive bidding under privatization initiatives. We have been particularly interested in acquiring existing businesses or assets in electricity markets that are promoting competition and eliminating rate of return regulation. Sellers generally seek to complete such transactions in less than one year, much quicker than the time periods associated with greenfield development and usually require payment in full on transfer. We believe that our experience in competitive markets and our worldwide integrated group structure, with our significant geographic coverage and presence, enable us to react quickly and creatively in these situations. Our significant growth has resulted in generating capacity of 42,133 megawatts or MW at December 31, 2000, with a total of 141 plants in operation.

    Our ownership portfolio of power facilities includes new plants constructed for such purposes as well as existing power plants acquired through competitively bid privatization initiatives and negotiated acquisitions. In the electricity generation business, we now own and operate (entirely or in part) a diverse portfolio of electric power plants (including those within integrated distribution companies) with, as of December 31, 2000, capacity of 42,133 MW. Of that total, 38% are fueled by coal or petroleum coke, 18% are fueled by natural gas, 33% are hydroelectric facilities, 4% are fueled by oil, and the remaining 7% are capable of using multiple fossil fuels. A majority of our sales of electricity are made to customers (generally electric utilities or regional electric companies), on a wholesale basis for further resale to end users. This is referred to as the electricity "generation" business. Sales by these generation companies are made under long-term contracts from power plants owned by our subsidiaries and affiliates as well as directly into regional electricity markets without contracts.

    We also sell electricity directly to end users such as commercial, industrial, governmental and residential customers through our "distribution" business. We have ownership interests in distribution companies in Argentina, India, the United States, Brazil, Venezuela, El Salvador, Dominican Republic, and The Republic of Georgia. We also have assumed management control of a heat and electricity distribution business in Kazakhstan. In addition we have less than majority ownership in three additional distribution companies in Brazil and one in India. These distribution companies serve a total of over 18 million customers with annual sales exceeding 126,000 gigawatt hours, as of December 31, 2000. On a net equity basis, our ownership represents approximately
6.2 million customers and annual sales exceeding over 48,000 gigawatt hours, as of December 31, 2000. We also have three subsidiaries in the United States that serve retail customers in those states that have introduced a competitive market for the sale of electricity to end users.

                              RECENT DEVELOPMENTS

FIRST QUARTER RESULTS OF OPERATIONS

    Net income, before deducting the noncash foreign currency transaction losses at Brazilian affiliates and the nonrecurring acquisition costs recorded in conjunction with the IPALCO pooling of interests transaction, was $226 million for the quarter ended March 31, 2001, an increase of 19% over the comparative results for the first quarter of 2000. As a result of the pooling transaction, the results of operations of AES for the quarter ended March 31, 2000 have also been restated to include IPALCO. Diluted earnings per share, excluding the noncash transaction losses and the nonrecurring acquisition costs, were $0.42 for the quarter, compared to $0.38 (before foreign currency effects and nonrecurring items) for the same quarter in 2000. Net income, after all charges, was $106 million for the quarter. Revenues for the quarter were $2.5 billion, an increase of 50% from the first quarter of 2000.

                                                                 QUARTER          QUARTER
                                                                  ENDED            ENDED
                                                              MARCH 31, 2001   MARCH 31, 2000
                                                              --------------   --------------
                                                                        (UNAUDITED)
                                                                      ($ IN MILLIONS)
Revenues....................................................      $2,545           $1,696

Cost of sales and services..................................      (1,921)          (1,220)
Selling, general and administrative expenses................         (22)             (29)
Interest expense, net.......................................        (350)            (264)
Other (expense) income......................................         (13)              12
Equity in earnings of affiliates (before income tax)........          50              118
Gain on sale of investment..................................          --              112
Nonrecurring severance and transaction costs................         (94)              --
                                                                  ------           ------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST............         195              425

Income tax provision........................................          57              133
Minority interest...........................................          32               18
                                                                  ------           ------

INCOME BEFORE EXTRAORDINARY ITEM                                     106              274

Extraordinary item, net of tax--early extinguishment of
  debt......................................................          --               (7)
                                                                  ------           ------

NET INCOME..................................................      $  106           $  267
                                                                  ======           ======

                                USE OF PROCEEDS

    The net proceeds (before expenses) from this offering are L49,250,000. We intend to use the net proceeds from this offering (1) to fund all or a portion of the purchase price of Thermo Ecotek Corporation and (2) for general corporate purposes.

                              DESCRIPTION OF NOTES

The Senior Notes will be issued under an indenture dated as of December 8, 1998 and a supplemental indenture, dated as of February 22, 2001, each between the Company and Bank One, National Association (formerly known as The First National Bank of Chicago), as trustee (the "Trustee") (collectively, the "Indenture"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated in this prospectus supplement by reference. A copy of the Indenture is available for inspection at the office of the Trustee.

    As used herein, the term "AES" means The AES Corporation, and does not include any of its subsidiaries.

    The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series. The Senior Notes constitute a separate series under the Indenture.

GENERAL

    The L50,000,000 of Senior Notes offered hereby are the same series of Senior Notes as the L85,000,000 aggregate principal amount of Senior Notes issued on February 22, 2001 pursuant to the same Indenture. The Senior Notes will not be limited in aggregate principal amount. Additional Senior Notes may be issued under the Indenture from time to time as part of this series of Senior Notes.

    The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 1, 2011. The Senior Notes are not subject to any sinking fund provision.

    Senior Notes will only be sold in a minimum aggregate principal amount of L1,000 and integral multiples thereof.

INTEREST

    Each Senior Note shall bear interest at 8.375% per annum from February 22, 2001, payable semi annually on March 1 and September 1 of each year to the person in whose name such Senior Note is registered at the close of business on the fifteenth calendar day of the month preceding such payment date. The initial interest payment date is September 1, 2001. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

LISTING OF SENIOR NOTES ON THE LUXEMBOURG STOCK EXCHANGE

    We have applied to list the Senior Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. In connection with the Luxembourg Stock Exchange listing application, the legal notice relating to the issuance of the Senior Notes and AES's constitutional documents will be deposited with the Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG) where such documents may be examined and copies thereof may be obtained upon request. Additionally, copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and AES's current annual and quarterly reports, as well as all its future annual reports and quarterly reports, so long as any of the Senior Notes are outstanding, will be made available for inspection by any interested party, free of charge at the main office of Banque Internationale a Luxembourg S.A. in Luxembourg. Banque

Internationale a Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange, AES and the holders of the Senior Notes. In addition, copies of the annual reports and quarterly reports of AES may be obtained free of charge at such office.

    As long as any Senior Notes are listed on the Luxembourg Stock Exchange and so long as the rules of such exchange so require, an agent for making payments on, and transfers of, Senior Notes will be maintained in Luxembourg. AES has initially designated Banque Internationale a Luxembourg S.A. for such purposes.

OPTIONAL REDEMPTION

    The Senior Notes are subject to redemption upon not less than 30 nor more than 60 days' notice by mail, at any time, as a whole or in part, at the election of AES, at a price equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

    The term "Make-Whole Amount" shall mean, in connection with any optional redemption of any Senior Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such amount had such prepayment not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the business day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over
(ii) the aggregate principal amount of the Senior Notes being redeemed.

    The term "Reinvestment Rate" shall mean 0.50% (one-half of one percent) plus the Gilt Rate.

    "Gilt Rate" is defined to mean the yield to maturity at the time of computation of United Kingdom government securities with a constant maturity as compiled by the Office for National Statistics and published in the most recent financial statistics that have become publicly available at least two business days in London prior to the date fixed for redemption, most nearly equal to then remaining years to the stated maturity of the principal being redeemed (the "Stated Maturity"); provided that if the number of years to the Stated Maturity is not equal to the constant maturity of a United Kingdom government security for which a weekly average yield is given, the Gilt Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United Kingdom government securities for which such yields are given except that if the number of years to the Stated Maturity is less than one year, the weekly average yield on actually traded United Kingdom government securities adjusted to a constant maturity of one year shall be used.

CERTAIN COVENANTS OF AES

    RESTRICTIONS ON SECURED DEBT. If AES shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property (as defined below) or any capital stock or indebtedness held directly by AES of any Subsidiary of AES (as defined below), AES shall secure the Senior Notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets (as defined below) of AES. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of AES, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary,
(c) liens in favor of AES or any Subsidiary, (d) liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any Senior Notes issued under the Indenture are authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900 million at any time outstanding,
(h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive. As of the date of this prospectus supplement, AES does not own or lease any Principal Property.

    The term "Principal Property" means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by AES and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of AES determine in good faith is not of material importance to the total business conducted or assets owned by AES and its Subsidiaries as an entirety.

    The term "Consolidated Net Assets" means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AES and its Subsidiaries contained in the latest annual report to the stockholders of AES and prepared in accordance with generally accepted accounting principles.

    The term "Attributable Debt" means the present value (discounted at the rate of 8.375% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

    "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person.

    RESTRICTIONS ON SALES AND LEASEBACKS. AES may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) AES could incur a lien on such property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Senior Notes or (b) AES, within 180 days after the sale or transfer by AES, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined by the Board of Directors of AES.

EVENTS OF DEFAULT

    In addition to the Events of Default set forth in the accompanying prospectus, an Event of Default will occur with respect to the Senior Notes if an event of default, as defined in any indenture or instrument evidencing or under which AES has at the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either
(a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of AES in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by AES, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the Senior Notes at the time outstanding; and provided further that if such default shall be remedied or cured by AES or waived by the holder of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any holder of Senior Notes or any other person.

DESCRIPTION OF BOOK-ENTRY SYSTEM

    GENERAL. We will issue the Senior Notes as one or more global securities (each, a "Global Senior Note") registered in the name of Bank One, N.A., London Branch, as common depositary (the "Common Depositary") for Clearstream Banking, societe anonyme ("Clearstream") and Euroclear Bank S.A./N.V. (the "Euroclear Operator"), as operator of the Euroclear System ("Euroclear"). Investors may hold book-entry interests in the Global Senior Notes ("Book-Entry Interests") through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the Senior Notes and all transfers relating to the Senior Notes will be reflected only in the book-entry records of Euroclear and Clearstream and, with respect to interests of indirect participants, their respective participants. The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge the Book-Entry Interests. All interests in the Senior Notes will be subject to the procedures and requirements of Euroclear or Clearstream, as the case may be.

    So long as Euroclear or Clearstream or their nominee, or the Common Depositary, as the case may be, is the registered holder of the Global Senior Notes, such party will be considered the sole holder of such Global Senior Notes for all purposes under the Indenture. Except as set forth below under "--Certificated Notes," participants or indirect participants are not entitled to have Senior Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes or Book-Entry Interests in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of Euroclear or Clearstream, as the case may be, and, if such person is not a participant in Euroclear or Clearstream, as the case may be, on the procedures of the participant in Euroclear or Clearstream, as the case may be, through which such person owns its interest, to exercise any rights and remedies of a holder under the Indenture. See "--Action by Owners of Book-Entry Interests" below. If any definitive Senior Notes are issued to participants or indirect participants, they will be issued in registered form ("definitive registered notes"), as described under "--Certificated Notes." Unless and until Book-Entry Interests are exchanged for definitive registered notes (as described under "--Certificated Notes") the certificated depositary interests held by the Common Depositary may not be transferred except as a whole by Euroclear or Clearstream to the Common Depositary or by the Common Depositary to Euroclear or Clearstream, respectively, or another nominee at Euroclear and Clearstream or by Euroclear and Clearstream or any such nominee to a successor of Euroclear or Clearstream or a nominee of such successor.

    PAYMENTS ON THE GLOBAL NOTES. Payments of any amounts owing in respect of the Global Senior Notes will be made through one or more paying agents (the "Paying Agents") appointed under the Indenture (which initially will include the Trustee). Payment to or to the order of the holder of the Global Senior Notes shall discharge payment obligations in respect of the Senior Notes represented thereby. Upon receipt of any such amounts, Euroclear or Clearstream, as the case may be, should distribute such payments to its respective participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. If withholding for taxes is required by law, such withholding will occur in accordance with applicable law.

    Under the provisions of the Indenture, the registered holder of the Global Senior Notes is treated as the owner of the Senior Notes represented thereby, and the issuer has no responsibility or liability for the payment of amounts owing in respect of the depositary interests held by the Common Depositary for Euroclear and Clearstream to owners of Book-Entry Interests. Payments by Euroclear or Clearstream participants to owners of Book-Entry Interests held through such participants are the responsibility of such participants as is the case with securities held for the account of customers in bearer form or registered in "street name".

    None of AES, the Trustee or any agent of AES or the Trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

    INFORMATION CONCERNING EUROCLEAR AND CLEARSTREAM. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

    Distributions with respect to the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

    Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian Cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The

Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear System. Euroclear Bank S.A./N.V. has capital of approximately EUR 1 billion.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

    ACTION BY OWNERS OF BOOK-ENTRY INTERESTS. As soon as practicable after receipt by the Trustee of notice of any solicitation of consents or request for a waiver or other action by the holders of Senior Notes, the Trustee will send to Euroclear and Clearstream a notice containing (a) such information as is contained in such notice received by the Trustee, (b) a statement that at the close of business on a specified record date Euroclear and Clearstream will be entitled to instruct the Trustee as to the consent, waiver or other action, if any, pertaining to such Senior Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Trustee will forward to Euroclear and Clearstream, or, based upon instructions received from Euroclear and Clearstream, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of Euroclear and Clearstream, as applicable, the Trustee shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer, or other action in respect of such Senior Notes in accordance with any instructions set forth in such request. Euroclear and Clearstream may grant proxies or otherwise authorize their respective participants, or persons owning Book-Entry Interests through their respective participants, to provide such instructions to the Trustee so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indenture. The Trustee will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Indenture.

    REPORTS. The Trustee will immediately send to Euroclear and Clearstream a copy of any notices, reports and other communications received relating to AES, the Senior Notes or the Book-Entry Interests.

    SETTLEMENT. Any secondary market trading activity in the Book-Entry Interests is expected to occur through the Euroclear Participants and Clearstream Participants and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

CERTIFICATED NOTES

    Each owner of a beneficial interest in the Global Senior Note will receive a definitive registered note (i) if Euroclear and Clearstream notify us that they are unwilling or unable to act as clearing agency and a successor is not appointed by us within 90 days or (ii) if we, in our sole discretion, at any time determine not to have the Senior Notes represented by a Global Senior Note. In the event definitive notes are issued, we will promptly provide notice to the holders of the Senior Notes.

    Any definitive registered note will be issued in registered form in denominations of L1,000 principal amount or multiple thereof. Any definitive registered note will be registered in such name or names as the Common Depositary shall be instructed based on the instructions of Euroclear or Clearstream. It is expected that such instructions will be based upon directions received by Euroclear or Clearstream from their participants with respect to ownership of Book-Entry Interests. To the extent permitted by law, AES, the Common Depositary and any paying agent shall be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner thereof. The amount of the relevant Global Senior Notes, and the Book-Entry Interests, will be increased or decreased to reflect exchanges or issues of definitive registered notes. The Common Depositary will make the appropriate adjustments to the Global Senior Note or Notes underlying the Book-Entry Interests to reflect any such issues or adjustments. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive registered notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on, and all other amounts payable under, each definitive registered note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

    In the event individual certificates for the Senior Notes are issued, the holders of such Senior Notes will be able to receive payment on the Senior Notes and effect transfers of the Senior Notes at the offices of the Luxembourg paying agent and transfer agent. We have appointed Banque Internationale a Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the Senior Notes in individual certificated form, and as long as the Senior Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent in Luxembourg. In the event individual certificates for the Senior Notes are issued in definitive form, principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes will be exchangeable and transferable, as described below, and so long as the Senior Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg.

    We have also appointed Bank One, N.A., London Branch, as principal paying agent.

    Unless and until we issue the Senior Notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the Senior Notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the Common Depositary upon instructions from Euroclear and Clearstream; and (3) all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the Common Depositary, as the registered holder of the Senior Notes, for distribution to you in accordance with its policies and procedures.

    The cost of preparing, printing, packaging and delivering a definitive registered note will be solely the responsibility of AES.

    Principal of and interest on, and all other amounts payable under, any definitive registered notes will be payable at the office of the paying agent in Luxembourg maintained for such purposes. The relevant definitive registered note must be surrendered at the office of the paying agent in Luxembourg to receive payments of principal. In addition, interest on definitive registered notes may be paid by check mailed to the person entitled thereto as shown on the register on the record date for the definitive registered notes. If a payment date is not a business day at a place of payment, payment may be made at that place on the next succeeding business day and no interest shall accrue for the intervening period.

    Transfers of any definitive registered note may be made, by presenting and surrendering such note at the office of any transfer agent. Transfers of a portion of a definitive registered note may be made in authorized denominations of L1,000 at the office of any transfer agent and new definitive registered notes in appropriate denominations will be made available by the issuer at such office. No service charge will be made for any registration of transfer or exchange of any definitive registered notes but the trustee may require payment of a sum sufficient to cover any tax or other governmental change payable in connection therewith.

    All Senior Notes will be recorded in a register maintained by the Common Depositary, and will be registered in the name of Clearstream or Euroclear for the benefit of owners of beneficial interests in the Global Senior Notes.

PAYMENTS OF PRINCIPAL AND INTEREST; TRANSFER OR EXCHANGE

    The Indenture will require that payments in respect of the Senior Notes (including principal, premium, if any, and interest) held of record by the Common Depositary, Clearstream or Euroclear, as the case may be, be made in same day funds. Payments in respect of the Senior Notes held of record by holders other than the Common Depositary, Clearstream or Euroclear, as the case may be, may at the option of AES, be made by check and mailed to such holders of record as shown on the register for the Senior Notes.

    All transfers of Book-Entry Interests are recorded in accordance with the book-entry system maintained by Euroclear or Clearstream, as applicable, pursuant to customary procedures established by each respective system and its participants. While a Global Senior Note is outstanding, holders of definitive registered notes may exchange their definitive registered notes for Book-Entry Interests in the applicable Global Senior Notes by surrendering their definitive registered notes to the Trustee or to the paying and transfer agent in Luxembourg. The amount of the Book-Entry Interests will be increased or decreased to reflect such transfers or exchanges. The Trustee or the paying and transfer agent in Luxembourg, as applicable, will make the appropriate adjustments to the applicable Global Senior Note or exchange such Global Senior Note for a new Global Senior Note in an appropriate principal amount to reflect any such transfers or exchanges.

SUBSTITUTION OF CURRENCY

    Principal of and interest on, and all other amounts payable under, any definitive registered notes will be payable at the corporate trust office or agency of the Trustee in The City of New York and at the office of the paying and transfer agent in London and Luxembourg maintained for such purposes. The relevant definitive registered note must be surrendered at the office of the Trustee in New York City or at the office of the paying and transfer agent in London and Luxembourg to receive payments of principal. Pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992, the Euro was introduced on January 1, 1999 in substitution for the national currencies of eleven member states of the European Union. Although the United Kingdom government exercised its opt-out and is not participating in the introduction of the Euro, the United Kingdom government has stated that the United Kingdom might wish to join the single currency at a later date. If the United Kingdom adopts the Euro, the regulations of the European Commission relating to the Euro shall apply to the Senior Notes. In accordance with the Indenture and the laws of the State of New York, none of the foregoing will entitle either us or any holder of Senior Notes to early redemption, rescission, notice or repudiation of the terms and conditions of the Senior Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of our other obligations under the Senior Notes and the Indenture.

GOVERNING LAW AND JURISDICTION

    The Indenture and Senior Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflict of laws principles.

    We will submit to the jurisdiction of the United States Federal and New York State courts located in the City of New York for all purposes of or in connection with the Indenture and the Senior Notes, as the case may be.

NOTICES

    Notices to holders of the Senior Notes will be published in authorized newspapers in The City of New York, in London, and, so long as such Senior Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, in a leading newspaper having general circulation in Luxembourg. It is expected that publication will be made in The City of New York in THE WALL STREET JOURNAL, in London in the FINANCIAL TIMES and in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

INFORMATION CONCERNING THE TRUSTEE

    AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

OTHER PROVISIONS

    See the accompanying prospectus for a description of certain additional provisions of the Indenture, including events of default thereunder and provisions for amendments and modifications thereof.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of Senior Notes to an initial holder purchasing a Senior Note at its "issue price" in this offering and holding the Senior Note as a capital asset within the meaning of Section 1221 of the Code (as defined below). The "issue price" is the first price to the public at which a substantial amount of the Senior Notes is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

    This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial interpretations and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding Senior Notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion does not address the tax consequences to partnerships or other pass-through entities or persons investing through such partnerships or entities. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of Senior Notes, including the consequences under the laws of any state, local or foreign jurisdiction.

    "U.S. Holder" means an owner of a Senior Note that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation or other entity taxed as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    "Non-U.S. Holder" means an owner of a Senior Note that is, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation or a non-resident alien fiduciary of a foreign estate or trust.

    Assuming that the Senior Notes are "publicly traded" within the meaning of the applicable Treasury Regulations, the Senior Notes will be treated as part of the same issue as the Senior Notes issued on February 22, 2001 (the "original Senior Notes"). As a result, the Senior Notes will have the same issue date and the same issue price as the original Senior Notes.

U.S. HOLDERS

    A U.S. Holder who uses the cash method of accounting will be required to include in income the U.S. dollar value of the foreign currency interest payment (determined on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder's tax basis in the foreign currency.

    In the case of an accrual method taxpayer, a U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Senior Note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received (including a payment attributable to accrued but unpaid interest upon the sale, exchange or retirement of a Senior Note). The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    A U.S. Holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period or taxable year, the spot rate on the date of receipt. A U.S. Holder that makes such an election must apply it consistently to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by such U.S. Holder and cannot change the election without the consent of the Internal Revenue Service.

    A U.S. Holder's tax basis in a Senior Note will be the U.S. dollar value of the foreign currency amount paid for such Senior Note determined on the date of such purchase. A U.S. Holder who purchases a Senior Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Senior Note on the date of purchase.

    Gain or loss realized upon the sale, exchange or retirement of a Senior Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. With respect to a U.S. Holder who uses the cash method of accounting, gain or loss attributable to fluctuations in exchange rates will equal the difference between
(i) the U.S. dollar value of the foreign currency principal amount of the Senior Note determined on the date such payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the Senior Note determined on the date the U.S. Holder acquired the Senior Note. In the case of an accrual method taxpayer, gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the Senior Note and any payment with respect to accrued interest, determined on the date such payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the Senior Note, determined on the date the U.S. Holder acquired the Senior Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the Senior Note. The source of the foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the "qualified business unit" of the U.S. Holder on whose books the Senior Note is properly reflected. Any gain or loss realized by such a holder in excess of the foreign currency gain or loss will be capital gain or loss.

NON-U.S. HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

    (a) payments of principal, interest and premium on the Senior Notes by AES or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and
(ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

    (b) a Non-U.S. Holder of a Senior Note will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of such Senior Note, unless such gain is effectively connected with the Holder's conduct of a trade or business in the United States.

    The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a Senior Note certifies on Internal Revenue Service ("IRS") Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN with the withholding agent or (ii) in the case of a Senior Note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the Senior Note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN from the Holder and furnishes the withholding agent with a copy thereof. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

    If a Non-U.S. Holder of a Senior Note is engaged in a trade or business in the United States, and if interest on the Senior Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "--U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Information returns will be filed with the Internal Revenue Service in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. If you are a U.S. Holder, you will be subject to a 31% United States backup withholding tax on these payments unless you provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. If you are a Non-U.S. Holder, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification on Form W-8BEN, required to claim exemption from 30% federal withholding on interest payments as described above, will satisfy the certification requirements necessary to avoid the 31% backup withholding tax as well.

    The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                          GENERAL LISTING INFORMATION

    The Senior Notes have been accepted for clearance through Euroclear and Clearstream under Common Code No. 012516878. The ISIN for the Senior Notes is XS0125168780.

    Application has been made to list the Senior Notes on the Luxembourg Stock Exchange. The certified Certificate of Incorporation of AES and the legal notice relating to the issue of the Senior Notes will be deposited prior to any listing with the Chief Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT A LUXEMBOURG), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Senior Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Senior Notes will be maintained in Luxembourg.

    The consolidated financial statements of AES as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 have been prepared in accordance with United States generally accepted accounting principles and have been audited by Deloitte & Touche LLP in accordance with United States generally accepted auditing standards. On May 26, 2000,
Deloitte & Touche LLP gave consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-37924) and related prospectus of AES, of their reports dated February 3, 2000 (February 22, 2000 as to the last paragraph of Note 2) with respect to the consolidated financial statements of AES.

    For so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected at the specified office of the paying and transfer agent in
Luxembourg:

    - Certified Certificate of Incorporation of AES;

    - paying agency agreement;

    - the Indenture relating to the Senior Notes, which include the forms of the Senior Note certificates.

    In addition, copies of the most recent annual audited consolidated financial statements of AES for the preceding financial year, and any interim unaudited consolidated quarterly financial statements published by AES, will be available for collection at the specified office of the Paying Agent in Luxembourg for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require. AES publishes only audited annual and unaudited quarterly financial statements on a consolidated basis.

    Except as disclosed in this document, AES represents that there has been no material adverse change in its financial position since December 31, 1999.

    Except as disclosed in this document, AES is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the Senior Notes nor, so far as AES is aware, is any such litigation or arbitration pending or threatened.

    The issuance of the Senior Notes was authorized by resolutions adopted by the AES Board of Directors on April 21, 1998 and May 30, 2000 and resolutions adopted by the AES Offering Committee on April 27, 2001.

    AES has confirmed that it:

    (a) has complied with, and will comply with, its obligations under the relevant rules in relation to the admission to listing of the Senior Notes by the time such Senior Notes are so admitted; and

    (b) having made all reasonable inquiries, has not become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations as issuer in respect of the Senior Notes as they fall due.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated April 27, 2001, Salomon Brothers International Limited has agreed to purchase, and AES has agreed to sell to such underwriter, L50,000,000 aggregate principal amount of Senior Notes.

    The underwriting agreement provides that the obligations of the underwriter to purchase the Senior Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriter is obligated to purchase all the Senior Notes if it purchases any of the Senior Notes.

    The underwriter has advised AES that it proposes to offer some of the Senior Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Senior Notes to certain dealers at the public offering price less a concession not in excess of 0.50% of the principal amount of the Senior Notes. The underwriter may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Senior Notes on sales to certain other dealers. After the initial offering of the Senior Notes to the public, the public offering price and such concessions may be changed by the underwriter.

    The following table shows the underwriting discounts and commissions to be paid to the underwriter by AES in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).

                                  PAID BY AES
                                  -----------
Per Senior Note.................      1.50%

    In connection with this offering, the underwriter may over-allot, or engage in covering and stabilizing transactions. Over-allotment involves sales of Senior Notes in excess of the principal amount of Senior Notes to be purchased by the underwriter in this offering, which creates a short position. Covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids on purchases of Senior Notes made for the purposes of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress. These activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We have applied for the Senior Notes to be listed on the Luxembourg Stock Exchange in accordance with the rules thereof.

    The underwriter has agreed that: (i) it has not offered or sold, and before the date six months after the date of issue of the Senior Notes will not offer or sell, any Senior Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (ii) it has complied, and will comply, with all applicable provisions of the United Kingdom Financial Services Act 1986, as amended, and the Public Offers of Securities Regulations 1995, as amended, with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the Senior Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

    AES estimates that its total expenses of this offering will be $200,000.

    In the ordinary course of the underwriter's business, the underwriter and its affiliates have engaged and may engage in commercial and investment banking transactions with AES and its affiliates.

                                 LEGAL MATTERS

The validity of the Senior Notes offered hereby and certain matters relating thereto will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the underwriter by Shearman & Sterling, New York, New York.

                                    EXPERTS

See "Experts" in the accompanying Prospectus.

PROSPECTUS

                                 $4,000,000,000

                                     [LOGO]

                              THE AES CORPORATION
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                    WARRANTS

                                   ---------

    We will offer debt securities, preferred stock, depositary shares, common stock, stock purchase contracts, stock purchase units or warrants from time to time. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                                 --------------

    OUR COMMON STOCK TRADES ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL
"AES".

                                 --------------

    INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 --------------

    These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                  THE DATE OF THIS PROSPECTUS IS MAY 26, 2000.

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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                               TABLE OF CONTENTS

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                                          PAGE
                                        --------
About This Prospectus.................      2
Risk Factors..........................      3
Where You Can Find More Information...     10
Incorporation of Documents by
  Reference...........................     10
Special Note on Forward-Looking
  Statements..........................     11
Use of Proceeds.......................     11
Ratio of Earnings to Fixed Charges....     12
The Company...........................     12

                                          PAGE
                                        --------

Description of Capital Stock..........     12
Description of Debt Securities........     18
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................     28
Description of Securities Warrants....     29
Plan of Distribution..................     30
Legal Matters.........................     31
Experts...............................     31

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  RISK FACTORS

    PURCHASERS OF THE SECURITIES SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY. OWNERSHIP OF THE SECURITIES INVOLVES CERTAIN RISKS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AES AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.

    OUR HIGH DEGREE OF LEVERAGE COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR SECURITIES. We had approximately $13,715 million of outstanding indebtedness at March 31, 2000. As a result, we might be significantly limited in our ability to meet our debt service obligations, to finance the acquisition, development or completion of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of March 31, 2000, we had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 72%.

    HOLDERS OF OUR DEBT SECURITIES WILL BE SUBORDINATED TO MANY OF OUR OTHER CREDITORS. The Senior Subordinated Debt Securities will be subordinated to all Senior Debt, including, but not limited to, the amounts outstanding under our current $850 million revolving credit facility. The Junior Subordinated Debt Securities will be subordinated to all of our Senior and Senior Subordinated Debt, including, but not limited to, the amounts outstanding under our current $850 million revolving credit facility. As of March 31, 2000, we had approximately $1,581 million in aggregate principal amount of Senior Debt (which includes $346 million of letters of credit) and $2,656 million in aggregate principal amount of Senior and Senior Subordinated Debt.

    Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of Senior Debt will be entitled to receive payment in full of all amounts due under all Senior Debt before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the Senior Subordinated Debt Securities; holders of Senior and Senior Subordinated Debt will be entitled to receive payment in full of all amounts due under all Senior and Senior Subordinated Debt before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the Junior Subordinated Debt Securities.

    No payments in respect of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities may be made

    - if a default has occurred and is continuing in a payment under the Senior Debt or Senior and Senior Subordinated Debt, respectively, or

    - during certain periods when an event of default under certain Senior Debt or Senior and Senior Subordinated Debt, respectively, permits the respective lenders thereunder to accelerate the maturity thereof.

    See "Description of Debt Securities--Subordination of Senior Subordinated Debt Securities" and "Description of Debt Securities--Subordination of Junior Subordinated Debt Securities."

    The Debt Securities will be effectively subordinated to the indebtedness and other obligations (including trade payables) of our subsidiaries. At March 31, 2000, the indebtedness and obligations of our subsidiaries aggregated approximately $13,335 million. Our ability to pay principal of, premium, if any, and interest on the Debt Securities will be dependent upon the receipt of funds from our subsidiaries by way of dividends, fees, interest, loans or otherwise. Most of our subsidiaries with interests in power generation facilities currently are obligated, pursuant to loan agreements or indentures, to satisfy certain restricted payment covenants before they may make distributions to us. Moreover, unless otherwise provided in the prospectus supplement, the Indentures for the Debt Securities will permit our subsidiaries to maintain or add to such restrictions. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Debt Securities. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of the Debt Securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary).

    WE DO A SIGNIFICANT AMOUNT OF OUR BUSINESS OUTSIDE THE UNITED STATES WHICH PRESENTS SIGNIFICANT RISKS. Our involvement in the development of new businesses and the acquisition of existing plants in locations outside the United States is increasing and a large portion of our current development and acquisition activities are for projects and plants outside the United States.

    The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, regulation of the electricity business, currency inconvertibility, tax law, political instability, civil unrest, and expropriation) and other credit quality, liquidity or structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which we may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations has become more difficult. Even when such non-recourse financing is available, lenders may require us to make higher equity investments than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

    The uncertainty of the legal environment in certain countries in which we are or in the future may be developing, constructing or operating could make it more difficult for us to enforce our respective rights under agreements relating to such businesses. In addition, the laws and regulations of certain countries may limit our ability to hold a majority interest in some of the businesses that we may develop or acquire. International businesses we own may, in certain cases, be expropriated by applicable governments. Although we may have legal recourse in enforcing our rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful or resolved in a timely manner.

    GLOBAL COMPETITION IS INCREASING AND COULD ADVERSELY AFFECT US. The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than ours. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where we sell or intend to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on us.

    DEVELOPMENT UNCERTAINTIES. The majority of the projects that we develop are large and complex and the completion of any such project is subject to substantial risks. Development can require us to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which we may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that we will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of our projects. There can be no assurance that development efforts on any particular project, or our efforts generally, will be successful. If these development efforts are not successful, we may abandon a project under development. At the time of abandonment, we would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. Our future growth is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and our ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of our projects could, under certain circumstances, have an adverse effect on our ability to meet our obligations, including the payment of principal of, premium, if any, and interest on Debt Securities. We may also be faced with certain development uncertainties arising out of doing business outside of the United States. See "--We do a significant amount of our business outside the United States which presents significant risks."

    OUR ACQUISITIONS MAY NOT PERFORM AS EXPECTED. We have achieved a majority of our growth through acquisitions and expect that we will continue to grow, in part, through acquisitions. Although each of the acquired businesses had a significant operating history at the time we acquired them, we have a limited history of owning and operating many of these businesses. In addition, most of these businesses were government owned and some were operated as part of a larger integrated utility prior to their acquisition. There can be no assurances that we will be successful in transitioning these to private ownership, that such businesses will perform as expected or that the returns from such businesses will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

    WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO FUND ACQUISITIONS AND GREENFIELD PROJECTS OR REFINANCE EXISTING DEBT. Each of our projects under development and those independent power facilities we have committed to acquire or may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions, and may be necessary to refinance certain existing debt. We have utilized project financing loans to fund the capital expenditures associated with constructing and acquiring our electric power plants and related assets to the extent possible. Project financing borrowings have been substantially non-recourse to our other subsidiaries and affiliates and to us as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. We intend to continue to seek, where possible, such non-recourse project financing. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or our traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

    Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, we have sought and will continue to seek, in such locations, direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, we may determine that sufficient financing will ultimately not be available to fund the related project. In addition, we are frequently required to provide more sponsor equity for projects that sell their electricity into the merchant market than for projects that sell their electricity under long term contracts.

    In addition to the project financing loans, if available, we provide a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under our short-term credit facilities and issuances of senior notes, senior subordinated notes, convertible debentures, convertible trust preferred securities and common stock.

    Our ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, rating agency ratings, investor confidence, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, we may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of our currently operating facilities or facilities under construction, such a decision would affect our future growth.

    THE PERFORMANCE OF OUR GENERATION BUSINESS IS DEPENDENT TO A LARGE DEGREE ON CERTAIN OF OUR LARGER PROJECTS AND THEIR CUSTOMERS. The nature of most of our generation plants (based on revenues) is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. The prolonged failure of any significant customer to fulfill its contractual obligations could have a substantial negative impact on these revenues. We have sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating our plants in different geographic areas in order to mitigate the effects of regional economic downturns.

    OUR REVENUES ARE BECOMING LESS PREDICTABLE. Our business primarily consists of businesses with long-term contracts or retail concessions, and we expect the contract-based portfolio to be an effective hedge against future energy and electricity market price risks. However, an increasing proportion of our current and expected future revenues are derived from businesses without significant long-term revenue contracts. Our increasing reliance on non-contract businesses could cause our results of operations to become more volatile.

    OUR DISTRIBUTION BUSINESSES ARE SUBJECT TO GREATER REGULATORY SCRUTINY THAN OUR GENERATION BUSINESS. Our distribution businesses face increased regulatory and political scrutiny in the normal conduct of their operations. This scrutiny may adversely impact our results of operations, to the extent that such scrutiny or pressure prevents us from reducing losses as quickly as we planned or denies us a rate increase called for by our concession agreements. In general, these businesses have lower margins and are more dependent on regulation to ensure expected annual rate increases for inflation and increased power costs, among other things. There can be no assurance that these rate reviews will be granted, or occur in a timely manner.

    WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION. Our generation business in the United States is subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, commonly referred to as PURPA, and the Public Utility Holding Company Act, as amended, commonly referred to as PUHCA. PURPA provides to qualifying facilities, commonly referred to as QFs, certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. It is necessary for us to obtain approval under PUHCA in order to maintain majority ownership in our domestic power plants that are QFs. Currently a material portion of our domestic revenues are received from QFs. Moreover, all of our domestic non-QF plants are Exempt Wholesale Generators, commonly referred to as EWGs. An EWG is a facility that has been authorized by the U.S. Federal Energy Regulatory Commission, commonly referred to as the FERC, to sell wholesale power at market-based rates. We enjoy exemptions under PUHCA related to our foreign utility acquisitions and holdings. We cannot ensure that we will be able to maintain appropriate PUHCA exemptions for all of our businesses. If we decide to acquire another U.S. utility or utility assets, we may be required to divest either all or part of CILCORP or take other steps resulting in a loss of control or as may be required by the Securities and Exchange Commission. We believe that, upon the occurrence of an event that would threaten the QF status of one of our domestic plants, we would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event we were unable to avoid the loss of such status for one of our plants, to avoid public utility holding company status, we could apply to the FERC to obtain status as an EWG, or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from our consolidated income tax group or our consolidated financial statements, or an increase or decrease in our results of operations.

    PENDING ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS COULD HAVE AN ADVERSE EFFECT ON US. Several states have passed legislation that allows electricity customers to choose their electricity supplier in a competitive electricity market (so-called "retail access" or "customer choice" laws), and all but two of the remaining states are considering such legislation. In addition to state restructuring legislation, some members of Congress have proposed new Federal legislation to encourage customer choice and recovery of stranded assets. Several bills have been submitted to Congress on electricity restructuring. In anticipation of restructuring legislation, many U.S. utilities are seeking ways to lower their costs in order to become more competitive. These include the costs that utilities are required to pay under QF contracts. Many utilities are therefore seeking ways to lower these contract prices by renegotiating the contracts, or in some cases by litigation. In 1999, we renegotiated contracts for two of our QFs--Thames (a partial prepayment) and Placerita (a complete buyout). The Thames transaction has been approved by the Connecticut Department of Public Utilities Commission.

    The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs.

The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

    In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit margin for United States electricity sellers. Falling electricity prices, the introduction of commodity markets for electricity and uncertainty as to the future structure of the industry has rendered the long-term power purchase contracts obsolete. As a result, in the generation business we are increasingly dependent upon prices for electricity determined in electricity spot markets. Such prices can be very volatile and the effect on us of this volatility cannot be predicted.

    The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow power generators and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical interconnection. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event that PUHCA is repealed, competition would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on us.

    FROM TIME TO TIME WE ARE SUBJECT TO MATERIAL LITIGATION AND REGULATORY PROCEEDINGS. From time to time, we and our affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in our Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on our consolidated financial position.

    OUR BUSINESS IS SUBJECT TO STRINGENT ENVIRONMENTAL REGULATIONS. Our activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. These regulations generally involve effluents into the water, emissions into the air, the use of water, wetlands preservation, waste disposal, endangered species, and noise regulation, among others. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of our power plants. There can be no assurance that we would be able to recover all or any increased costs from our customers or that our business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. We have made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on our financial condition or results of operations.

    OUR DIRECTORS AND OFFICERS HAVE SIGNIFICANT OWNERSHIP INTERESTS IN US AND CAN EXERT SIGNIFICANT INFLUENCE OR CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL. As of February 4, 2000 our two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 18.4% of our outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over our affairs, including the election of our directors. As of February 4, 2000, all of our officers and directors and their immediate families together owned beneficially approximately 24.9% of our outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of our directors, our management and policies and any action requiring stockholder approval, including significant corporate transactions.

    OUR ADHERENCE TO OUR "SHARED PRINCIPLES" COULD HAVE AN ADVERSE IMPACT ON OUR RESULTS OF OPERATIONS. A core part of our corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. We seek to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if we perceive a conflict between these principles and profits, we will try to adhere to our principles--even though doing so might result in diminished or foregone opportunities or financial benefits.

    SHARES ELIGIBLE FOR FUTURE SALE. From time to time, our subsidiaries incur indebtedness that is secured by a pledge of shares of our common stock held by that subsidiary. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of our common stock.

    RISK OF FRAUDULENT TRANSFER. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of our creditors in a lawsuit to subordinate or avoid Debt Securities in favor of our other existing or future creditors. Under applicable provisions of the U.S. Bankruptcy code or comparable provisions of state fraudulent transfer or conveyance laws, if we at the time of issuance of Debt Securities,

    - incurred such indebtedness with intent to hinder, delay or defraud any of our present or future creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or

    - received less than reasonably equivalent value or fair consideration for issuing Debt Securities and we:

      - were insolvent,

      - were rendered insolvent by reason of the issuance of the Debt
        Securities,

      - were engaged or about to engage in business or a transaction for which our remaining assets constitute unreasonably small capital to carry on our business, or

      - intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature,

    then, in each case, a court of competent jurisdiction could void, in whole or in part, the Debt Securities.

    Among other things, a legal challenge of the Debt Securities on fraudulent conveyance grounds may focus on the benefits, if any, realized by us as a result of our issuance of the Debt Securities.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, were greater than all of our assets at fair valuation or if the present fair market value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the holders of the Debt Securities.

    Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Debt Securities are being incurred without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that we, after the issuance of the Debt Securities, will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

    THERE IS NO PRIOR PUBLIC MARKET FOR MANY OF THE SECURITIES THAT MAY BE OFFERED PURSUANT TO THIS PROSPECTUS--AS A RESULT THERE COULD BE SIGNIFICANT PRICE VOLATILITY FOR SUCH SECURITIES. Prior to the offering, there has been no public market for many of the securities that may be offered pursuant to this prospectus. There can be no assurance that an active trading market for any of such securities will develop or be sustained. If such a market were to develop, such securities could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission You may read and copy any document that we file at the public reference rooms of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov, from where you can access our filings.

    This prospectus constitutes part of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information on AES and the securities offered hereby. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. In particular, our annual filing on Form 10-K will supersede all previously filed annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

    (a) Annual Report on Form 10-K for the year ended December 31, 1999;

    (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

    (c) Current Reports on Form 8-K filed on May 8, 2000 and May 12, 2000.

    You may request a copy of these filings at no cost, by writing or telephoning the office of William R. Luraschi, Vice President and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia, telephone number
(703) 522-1315.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions related to AES, including those set forth under "Risk Factors" in this prospectus and those set forth under the caption "Cautionary Statements and Risk Factors" in our annual report on Form 10-K, which is incorporated by reference in this prospectus.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

    Unless otherwise indicated in a prospectus supplement, proceeds from the sale of the securities will be used by us for general corporate purposes and may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges is as follows:

                                                                                                                 THREE MONTHS
                                                                                                                    ENDED
                                                                        YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                          ----------------------------------------------------   ------------
                                                            1995       1996       1997       1998       1999         2000
                                                          --------   --------   --------   --------   --------   ------------
Ratio of earnings to fixed charges......................    2.20       1.88       1.46       1.65       1.50         2.08

    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus depreciation of previously capitalized interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies, less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges, less preference security dividend requirements of a consolidated subsidiary. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and capitalized expenses, preference security dividend requirements of a consolidated subsidiary, and that portion of rental expense which we believe to be representative of an interest factor.

    During the period from January 1, 1995 until March 31, 2000, no shares of preferred stock were issued or outstanding, and during that period we did not pay any preferred stock dividends.

                                  THE COMPANY

    We are a global power company committed to serving the world's needs for electricity in a socially responsible way. Our electricity "generation" business consists of sales to wholesale customers (generally electric utilities, regional electric companies or wholesale commodity markets known as "power pools") for further resale to end-users. We also sell electricity directly to end-users such as commercial, industrial, governmental and residential customers through our "distribution" business.

    Sales within our generation business are made under long-term contracts from power plants owned by our subsidiaries and affiliates, as well as directly into power pools. We own new plants constructed for such purposes ("greenfield" plants) as well as older power plants acquired through competitively bid privatization initiatives or negotiated acquisitions.

    Electricity sales by our distribution businesses, including affiliates, are generally made pursuant of the provisions of long-term electricity sale concessions granted by the appropriate governmental authorities. In certain cases, these distribution companies are "integrated", in that they also own electric power plants for the purpose of generating a portion of the electricity they sell.

                          DESCRIPTION OF CAPITAL STOCK

    Under our certificate of incorporation (the "Certificate of Incorporation"), we are authorized to issue 1,200,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, no par value.

    The following summary contains a description of certain general terms of the common stock and the preferred stock to which any prospectus supplement may relate. Certain terms of any series of preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating thereto. If indicated in the prospectus supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the common stock and the preferred stock is subject to and qualified by reference to the provisions of our certificate of incorporation, and, in the case of the preferred stock, to the certificate of designation (the "Certificate of Designation") relating to each particular series of preferred stock which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

    As of May 1, 2000, there were 207,770,572 shares of common stock outstanding.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available to pay dividends. If we liquidate our business, the holders of common stock are entitled to share ratably in all assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock in respect of which this prospectus is being delivered will be fully paid and non-assessable.

    The transfer agent for our common stock is EquiServe.

PRICE RANGE OF AES COMMON STOCK AND COMMON STOCK DIVIDENDS

    Our common stock began trading on the New York Stock Exchange on October 16, 1996 under the symbol "AES." The following table sets forth for the periods indicated the intra-day high and low sale prices for the common stock as reported on the Composite Tape. In April 2000, we announced a two-for-one stock split, in the form of a stock dividend, for holders of record on May 1, 2000 of our common stock, par value $.01 per share, which is payable on June 1, 2000. The prices set forth below do not reflect adjustment for such stock split.

                                HIGH       LOW
                              --------   --------
1998
  First Quarter.............   $54.31     $39.38
  Second Quarter............    58.00      45.63
  Third Quarter.............    55.38      23.00
  Fourth Quarter............    47.38      32.00

1999
  First Quarter.............   $49.25     $32.81
  Second Quarter............    59.75      36.75
  Third Quarter.............    66.69      53.06
  Fourth Quarter............    76.38      50.44

2000
  First Quarter.............   $89.44     $68.50
  Second Quarter (through
    May 25, 2000)...........    92.50      71.13

    No cash dividends have been paid on common stock since December 22, 1993 in order to provide capital for our equity investments in projects.

    Our ability to declare and pay dividends is dependent, among other things, on

    - the ability of our project subsidiaries to declare and pay dividends and otherwise distribute cash to us;

    - our ability to service our parent company debt and

    - our ability to meet certain criteria for paying dividends under our corporate credit facility and under existing indentures of our debt securities.

    The ability of our subsidiaries to declare and pay dividends and otherwise distribute cash to us is subject to certain limitations in the project loans and other documents entered into by our project subsidiaries. These limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of these periods and only after payment of principal and interest on project loans due at the end of these periods.

    Cash dividend payments on common stock are limited to a certain percentage of cash flow under our corporate credit agreement. The indentures relating to our existing senior subordinated notes preclude the payment of cash dividends if:

    - at the time of a payment of cash dividends or after giving effect thereto an event of default occurred;

    - an event that would become an event of default occurred and is continuing;

    - certain fixed charge coverage ratios are not met or

    - if the payment of dividends, together with other restricted payments, would exceed certain limits.

PREFERRED STOCK

    As of May 1, 2000, there were no shares of Preferred Stock outstanding.

    Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights. The prospectus supplement will describe the terms of any preferred stock being offered, including:

    - the specific designation, number of shares, seniority and purchase price;

    - any liquidation preference per share;

    - any date of maturity;

    - any redemption, repayment or sinking fund provisions;

    - any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

    - any voting rights;

    - if other than the currency of the United States, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

    - the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

    - whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

    - the place or places where dividends and other payments on the preferred stock will be payable; and

    - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

    All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. Any shares of preferred stock that are issued would have priority over the common stock with respect to dividend or liquidation rights or both.

    The transfer agent for each series of preferred stock will be described in the applicable prospectus supplement.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BY-LAWS

    Our Certificate of Incorporation and By-Laws contain several provisions that may make the acquisition of control of the AES through a tender offer, open market purchases, a proxy fight or otherwise more difficult. Below is a description of certain of these provisions in the Certificate of Incorporation and By-Laws.

    SPECIAL MEETINGS OF STOCKHOLDERS. Our By-Laws provide that, unless otherwise prescribed by law, special meetings of stockholders may be called by a resolution adopted by a majority of the entire board of directors, by the chairman of the board of directors or by the president. Only business as specified in the notice of stockholders of the special meeting shall be considered.

    STOCKHOLDER NOMINATION OF DIRECTORS. Our By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to our secretary of the intent to make a nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of the annual meeting. With respect to a special meeting, the notice must be given not later than the close of business on the seventh day following the earlier of

    - the date on which notice of such special meeting is first given to stockholders and

    - the date on which a public announcement of such meeting is first made.

    Each notice must include:

    - the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated;

    - a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder;

    - other information regarding each nominee proposed as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act and

    - the consent of each nominee to serve if elected.

    The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

    The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

    ELIMINATION OF LIABILITY; INDEMNIFICATION. Except as described below, the Certificate of Incorporation eliminates the liability of members of our board of directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not release directors of liability under Section 174 of the Delaware General Corporation Law (the "GCL"), which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

    Under our By-Laws, and in accordance with Section 145 of the GCL, we shall indemnify to the fullest extent permitted by the GCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative or investigative proceedings by reason of the fact that the person is or was a director or officer of or employed by us, or is or was serving in that capacity or as an agent at the request of us for another entity. Our indemnification covers expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. We will indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in the performance of his or her duty. Derivative actions are actions by us or in the right of us to procure a judgment in our favor. Agents of ours may be similarly indemnified at the discretion of the board of directors.

    Under Section 145 of the GCL, a similar duty of care is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of a derivative action and then, where the person is adjudged to be liable to us, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought determines that the person is fairly and reasonably entitled to the indemnity and only for those expenses as the court deems proper.

    Pursuant to our By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by us. However, these advances will only be made if the indemnified person undertakes to repay all advanced amounts if it is determined that the person is not entitled to indemnification.

    In addition, under our By-Laws, we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or of another corporation against any liability arising out of the person's status as director, officer, employee or agent of us whether or not we would have the power to indemnify such person against such liability under the provisions of our By-Laws. We maintain directors' and officers' insurance.

DEPOSITARY SHARES

    GENERAL. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the application prospectus supplement) of a share of a particular series of preferred stock.

    The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement.

The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the Securities and Exchange Commission in connection with the offering of the specific depositary shares.

    Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

    If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

    REDEMPTION OF DEPOSITARY SHARES. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

    VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

    AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

    CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

    MISCELLANEOUS. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

    Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

    RESIGNATION AND REMOVAL OF DEPOSITARY. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities may consist of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The Senior Debt Securities will be issued under an indenture (the "Senior Debt Indenture") between AES, as issuer, and either Bank One, National Association (formerly known as The First National Bank of Chicago) or The Bank of New York, as trustee. The Senior Subordinated Debt Securities will be issued under an indenture (the "Senior Subordinated Debt Indenture") between AES, as issuer, and either Bank One, National Association (formerly known as The First National Bank of Chicago) or The Bank of New York, as trustee. The Junior Subordinated Debt Securities will be issued under an indenture (the "Junior Subordinated Debt Indenture") between AES, as issuer, and either Bank One, National Association (formerly known as The First National Bank of Chicago) or The Bank of New York, as trustee. The Senior Debt Indenture, the Senior Subordinated Debt Indenture and the Junior Subordinated Debt Indenture are collectively referred to herein as the "Indentures."

    The Indentures have been incorporated by reference or included herein as exhibits to the registration statement of which this Prospectus is a part and are also available for inspection at the office of the trustee. The Indentures are subject to and governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Section references contained herein are applicable to each of the Indentures. The following summaries of the Indentures are not complete. Where reference is made to particular provisions of the Indentures, these provisions, including definitions of certain terms, are incorporated by reference. The Indentures are substantially identical except for provisions relating to subordination.

GENERAL

    None of the Indentures limits the amount of debt securities which may be issued thereunder. Each Indenture provides that debt securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized by us from time to time. The prospectus supplement will describe the terms of any debt securities being offered (the "Offered Debt Securities") including:

    - the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities;

    - the date or dates on which the Offered Debt Securities mature;

    - the rate or rates per annum at which the Offered Debt Securities will bear interest and the method of calculating interest rates, if any;

    - the dates on which any interest will be payable and the record dates for any interest payments;

    - any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability provisions;

    - the place where the principal of and interest on the Offered Debt Securities will be payable;

    - if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Debt Securities will be issuable;

    - whether the Offered Debt Securities will be issued in the form of Global Securities (as defined below) or certificates;

    - additional provisions, if any, relating to the defeasance of the Offered Debt Securities;

    - the currency or currencies, if other than the currency of the United States, in which payment of the principal of and interest on the Offered Debt Securities will be payable;

    - whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities;

    - any applicable United States federal income tax consequences, including whether and under what circumstances we will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. Person (as defined in each prospectus supplement relating to any particular series of debt securities offered thereby) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem these Offered Debt Securities rather than pay the additional amounts;

    - the dates on which premium, if any, will be payable;

    - our right, if any, to defer payment of interest and the maximum length of any deferral period;

    - any listing on a securities exchange;

    - the initial public offering price and

    - other specific terms, including any additional events of default or covenants provided for with respect to the Offered Debt Securities.

    As described in each prospectus supplement relating to any particular series of debt securities offered thereby, the indenture may contain covenants limiting:

    - the incurrence of debt by us;

    - the incurrence of debt by subsidiaries of us;

    - the making of certain payments by us and our subsidiaries;

    - subsidiary mergers;

    - business activities of us and our subsidiaries;

    - the issuance of preferred stock of subsidiaries;

    - asset dispositions;

    - transactions with affiliates;

    - liens and

    - mergers and consolidations involving AES.

BOOK-ENTRY SYSTEMS

    If so specified in any prospectus supplement relating to debt securities, debt securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

    The Depositary has advised us that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    When a Global Security is issued in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by each Global Security to the participants' accounts. The accounts to be credited will be designated by the underwriters, dealers, or agents, if any. If debt securities are offered and sold directly by us, we will designate the accounts to be credited. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, the participants' records. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary or its nominee is the owner of record of a Global Security, we consider the Depositary or its nominee the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture under which the debt securities are issued. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the debt security represented by the Global Security registered in their names, and will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture under which these debt securities are issued. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary. Persons who are not participants must rely on the procedures of the participant through which they own their interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

    Payments of principal, premium, if any, and interest on debt securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or nominee, as the registered owner. None of AES, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

    We have been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. We expect that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

    A Global Security may not be transferred except as a whole:

    - by the Depositary to a nominee or successor of the Depositary or

    - by a nominee of the Depositary to another nominee of the Depositary.

    A Global Security representing all but not part of an offering of debt securities hereby is exchangeable for debt securities in definitive form of like tenor and terms if:

    - The Depositary notifies us that it is unwilling or unable to continue as depositary for the Global Security or if at any time the Depositary is no longer eligible to be in good standing as a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice or become aware of the ineligibility or

    - We in our sole discretion at any time determine not to have all of the debt securities represented in an offering of Offered Debt Securities by a Global Security and notify the trustee thereof.

    A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in the names and in the authorized denominations as the Depositary for the Global Security shall direct. The debt securities of a series may also be issued in the form of one or more bearer global debt securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and Clearstream, or with a nominee for that depositary identified in the prospectus supplement relating to the series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a Bearer Global Security will be described in the prospectus supplement.

SENIOR DEBT SECURITIES

    The payment of principal, premium, if any, and interest on the Senior Debt Securities will, to the extent and in the manner set forth in the Senior Debt Indenture, rank equally with all unsecured and unsubordinated debt.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

    The payment of principal, premium, if any, and interest on the Senior Subordinated Debt Securities will, to the extent and in the manner set forth in the Senior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all Senior Debt.

    Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal, premium, if any, or interest on the Senior Subordinated Debt Securities.

    No payments of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by us if a default in any payment with respect to Senior Debt has occurred and is continuing. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior Debt pursuant to which the maturity thereof may be accelerated, no payments of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by us for a period (the "Payment Blockage Period") beginning on the date of delivery of written notice of the holders and ending 179 days thereafter (unless the Payment Blockage Period shall be terminated by written notice to the trustee from the holders of Designated Senior Debt or from an agent of these holders, or the event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Senior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the beginning of any Payment Blockage Period shall be the basis for the beginning of any subsequent Payment Blockage Period by the holders of Designated Senior Debt, unless such event of default shall have been cured or waived for a period of not less than 90 days.

    Due to this subordination, in the event of insolvency, funds that would otherwise be payable to holders will be paid to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full, and we may be unable to meet fully our obligations with respect to the Senior Subordinated Debt Securities.

    "Debt" is defined to mean, with respect to any person at any date of determination (without duplication):

    - all indebtedness for borrowed money;

    - all obligations evidenced by bonds, debentures, notes or other similar instruments;

    - all obligations in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto);

    - all obligations to pay the deferred purchase price of property or services, except trade payables;

    - all obligations as lessee under capitalized leases;

    - all Debt of others secured by a lien on any asset of the person, whether or not the Debt is assumed by that person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to that Debt is limited to that asset, the amount of that Debt shall be limited to the lesser of the fair market value of the asset or the amount of the Debt;

    - all Debt of others guaranteed by that person to the extent that Debt is guaranteed by such person;

    - all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and,

    - to the extent not otherwise included in this definition, all obligations under currency agreements and interest rate agreements.

    "Designated Senior Debt" is defined to mean:

    - Debt under the Credit Agreement dated as of August 2, 1996 (the "Credit

      Agreement") among The AES Corporation, the banks named on the signature pages thereof and the Morgan Guaranty Trust Company of New York, as agent for the banks, as such Credit Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time; and

    - Debt constituting Senior Debt which, at the time of its determination

      - has an aggregate principal amount of at least $30 million; and

      - is specifically designated by us as "Designated Senior Debt."

    "Senior Debt" is defined to mean the principal of, premium, if any, and interest on all of our Debt whether created, incurred or assumed before, on or after the date of the Senior Subordinated Debt Indenture; provided that Senior Debt shall not include:

    - our 8.875% Senior Subordinated Debentures due 2027, 8.50% Senior Subordinated Notes due 2007, 8.375% Senior Subordinated Notes Due 2007 and our 10.25% Senior Subordinated Notes due 2006 which rank equally with the Senior Subordinated Debt Securities;

    - our Debt to any affiliate;

    - Debt of ours that, when incurred, and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse;

    - any other Debt of ours which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Senior Subordinated Debt Securities; and

    - our redeemable stock.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

    The payment of principal, premium, if any, and interest on the Junior Subordinated Debt Securities will, to the extent and in the manner set forth in the Junior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all our Senior and Subordinated Debt.

    Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal, premium, if any, or interest on the Junior Subordinated Debt Securities.

    No payments of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Securities may be made by us if a default in any payment with respect to Senior and Subordinated Debt has occurred and is continuing. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, no payments on account of principal, premium, if any, or interest may be made by us during a Payment Blockage Period in respect of these Junior Subordinated Debt Securities (unless the Payment Blockage Period is terminated by written notice to the trustee from the holders of Designated Senior and Subordinated Debt or from an agent of such holders, or the event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Junior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the beginning of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating the Payment Blockage Period shall be the basis for the beginning of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    Due to this subordination, in the event of insolvency, funds that would otherwise be payable to holders of Junior Subordinated Debt Securities will be paid to the holders of Senior and Subordinated Debt to the extent necessary to pay the Debt in full, and we may be unable to meet fully our obligations with respect to the Junior Subordinated Debt Securities.

    "Designated Senior and Subordinated Debt" is defined to mean

    - Debt under the Credit Agreement; and

    - Debt constituting Senior and Subordinated Debt which, at the time of its determination

    - has an aggregate principal amount of at least $30 million; and

    - is specifically designated in the instrument as "Designated Senior and Subordinated Debt" by us.

    "Senior and Subordinated Debt" is defined to mean the principal, premium, if any, and interest on all of our Debt whether created, incurred or assumed before, on or after the date of the Junior Subordinated Debt Indenture; provided that Senior and Subordinated Debt shall not include

    - our Debt to any affiliate;

    - Debt of ours that, when incurred and without respect to any election under
      Section 1111(b) of Title 11, U.S. Code, was without recourse;

    - any other Debt of ours which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Junior Subordinated Debt Securities, and in particular the Junior Subordinated Debt Securities shall rank equally with all other debt securities and guarantees issued to an AES Trust or any other trust, partnership or other entity affiliated with us which is a financing vehicle of ours in connection with an issuance of preferred securities by that financing entity and

    - our redeemable stock.

EVENTS OF DEFAULT

    An Event of Default, as defined in the Indentures and applicable to debt securities issued thereunder, will occur with respect to the debt securities of any series issued under the Indentures if:

    1. we default in paying principal or premium, if any, on any debt security when due, upon acceleration, redemption, mandatory repurchase, or otherwise;

    2. we default in paying interest on any debt security when it becomes due, and the default continues for a period of 30 days;

    3. we default in performing or breach any other covenant or agreement in the Indentures and the default or breach continues for a period of 60 consecutive days after written notice by the trustee or by the holders of 25% or more in aggregate principal amount of the debt securities of all series issued under an Indenture;

    4.  a court having jurisdiction enters a decree or order for

        - relief in respect of AES or any of our Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

        - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of our Material Subsidiaries or for all or substantially all of the property and assets of AES or any of our Material Subsidiaries or

        - the winding up or liquidation of the affairs of AES or any of our Material

          Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

    5.  AES or any of its Material Subsidiaries

        - commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

        - consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of its Material Subsidiaries or for all or substantially all of the property and assets of AES or any of its Material Subsidiaries or

        - effects any general assignment for the benefit of creditors; or

    6. any other Events of Default set forth in the applicable prospectus supplement occur.

    If an Event of Default (other than an Event of Default specified in clause (4) or (5) with respect to AES) occurs with respect to the debt securities of any series and continues, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities may, by written notice to us, and the trustee at the request of at least 25% in principal amount of the outstanding debt securities will, declare the principal, premium, if any, and accrued interest on the outstanding debt securities to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.

    If an Event of Default specified in clause (4) or (5) above occurs with respect to AES, the principal, premium, if any, and accrued interest on the debt securities shall be immediately due and payable, subject to the prior payment in full of all Senior Debt, without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding debt securities may, by written notice to us and to the trustee, waive all past defaults with respect to debt securities and rescind and annul a declaration of acceleration with respect to debt securities of that series and its consequences if:

    - all existing Events of Default applicable to debt securities of that series, other than the nonpayment of the principal, premium, if any, and interest on the debt securities that have become due solely by that declaration of acceleration, have been cured or waived and

    - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

    For information as to the waiver of defaults, see "--Modification and Waiver."

    The holders of at least a majority in principal amount of the outstanding debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of debt securities who did not join in giving that direction and the trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding debt securities. A holder may not pursue any remedy with respect to the applicable Indenture or the debt securities of any series unless:

    - the holder gives the trustee written notice of a continuing Event of Default;

    - the holders of at least 25% in principal amount of outstanding debt securities make a written request to the trustee to pursue the remedy;

    - the holder or holders offer and, if requested, provide the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

    - the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and

    - with that 60-day period, the holders of at least a majority in principal amount of the outstanding debt securities do not give the trustee a direction that is inconsistent with the request.

    However, these limitations do not apply to the right of any holder of a debt security to receive payment of the principal, premium, if any, or interest on, that debt security or to bring suit for the enforcement of any payment, on or after the due date expressed in the debt securities, which right shall not be impaired or affected without the consent of the holder.

    Each of the Indentures requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers' knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under any of the Indentures.

    "Material Subsidiary" of a Person is defined to mean, as of any date, any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act of 1933.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

    "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

MODIFICATION AND WAIVER

    The Indentures may be amended or supplemented without the consent of any holder of debt securities to:

    - cure ambiguities, defects, or inconsistencies;

    - comply with the terms in "Restriction on Mergers, Consolidations and Sales of Assets" described below;

    - comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939;

    - evidence and provide for the acceptance of appointment with respect to the debt securities by a successor Trustee;

    - establish the form or forms of debt securities of any series;

    - provide for uncertificated debt securities and to make all appropriate changes for such purpose; and

    - make any change that does not adversely affect the rights of any holder.

    Other modifications and amendments of the Indentures may be made with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the amendment (all such series voting together as a single class). However, no modification or amendment may, without the consent of each holder affected:

    - change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, any debt security;

    - reduce the principal amount, premium, if any, or interest on, any debt security;

    - reduce the above-stated percentage of outstanding debt securities, the consent of whose holders is necessary to modify or amend that Indenture with respect to the debt securities of any series issued under that Indenture;

    - reduce the percentage or principal amount of outstanding debt securities, the consent of whose holders is necessary for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

    A supplemental indenture which changes or eliminates any covenant or other provision of an Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities issued under an Indenture, or which modifies the rights of holders of debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the applicable Indenture of the holders of debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of an Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof. After an amendment, supplement, or waiver under this section of an Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

RESTRICTION ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

    Pursuant to the Indentures, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

    - AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing all the obligations of ours under the Notes,

    - immediately after giving effect to such transaction no Event of Default has occurred and is continuing and

    - other conditions as may be established in connection with the issuance of the applicable Debt Securities are met.

DEFEASANCE AND DISCHARGE

    The Indentures provide that we are deemed to have paid and will be discharged from all obligations in respect of the debt securities of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of an Indenture will no longer be in effect with respect to the debt securities issued thereunder (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

    - we have deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the applicable debt securities, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the Indenture and the applicable debt securities,

    - we have delivered to the trustee

      - either

            -- an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the Indenture that a ruling is no longer required or

            -- a ruling directed to the trustee received from the Internal
               Revenue Service to the same effect as the aforementioned opinion of counsel and

    - an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or
      Section 15 of the New York Debtor and Creditor Law,

    - immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound,

    - we are not prohibited from making payments in respect of the applicable debt securities by the subordination provisions contained in an Indenture and

    - if at that time the applicable debt securities are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of a deposit, defeasance and discharge.

    As more fully described in the prospectus supplement, the Indentures also provide for defeasance of certain covenants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    We may issue Stock Purchase Contracts, which represent contracts obligating holders to purchase from us a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

    The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not be complete and will be qualified by reference to the stock purchase contracts, and, if applicable, additional arrangements, relating to the stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SECURITIES WARRANTS

    We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate presenting the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. That securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the Securities and Exchange Commission in connection with the offering of the specific securities warrants.

    The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

    - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise;

    - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of securities warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

    - the number of shares of common stock purchasable upon the exercise of securities warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

    - the date on which the right to exercise the securities warrants will commence and the date on which the right will expire;

    - United States Federal income tax consequences applicable to the securities warrants; and

    - any other terms of the securities warrants.

    Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

    Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

    Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

    - in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

    - in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                              PLAN OF DISTRIBUTION

    We may sell the securities in any of three ways (or in any combination thereof):

    - through underwriters or dealers;

    - directly to a limited number of purchasers or to a single purchaser; or

    - through agents.

    The prospectus supplement will set forth the terms of the offering of such securities, including

    - the name or names of any underwriters, dealers or agents and the respective amounts of securities underwritten or purchased by each of them,

    - the initial public offering price of the securities and the proceeds to us and any discounts, commissions or other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

    Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities if any are purchased.

    If a dealer is utilized in the sale of any offered securities, we will sell those securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

    Offered Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

    Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the

Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

The legality of the Securities offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               PRINCIPAL EXECUTIVE OFFICE OF THE AES CORPORATION

                              THE AES CORPORATION
                             1001 North 19th Street
                           Arlington, Virginia 22209

                              INDEPENDENT AUDITORS
                             DELOITTE & TOUCHE LLP
                             1750 Tysons Boulevard
                          Milton, Virginia 22102-4219

                                 LEGAL ADVISORS


TO THE AES CORPORATION             TO THE UNDERWRITER

DAVIS POLK & WARDWELL              SHEARMAN & STERLING
450 Lexington Avenue               599 Lexington Avenue
New York, New York 10017           New York, New York 10022

        TRUSTEE, REGISTRAR, PRINCIPAL PAYING AGENT AND COMMON DEPOSITARY
                         BANK ONE, N.A., LONDON BRANCH
                                1 Triton Square
                                 London NW1 3FN

            LUXEMBOURG STOCK EXCHANGE LISTING AGENT AND PAYING AGENT
                    BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                                69, Route d'Esch
                               L-2953 Luxembourg

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